SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2008

LIFECELL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	01-19890	76-0172936
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Millenium Way Branchburg, New Jersey	08876
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 947-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

As previously announced, on April 7, 2008, LifeCell Corporation, a Delaware corporation (the “Company”), Kinetic Concepts, Inc., a Texas corporation (“ KCI ”), and Leopard Acquisition Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of KCI (“ Purchaser ”), entered into an Agreement and Plan of Merger (the “ Merger Agreement ”) pursuant to which Purchaser will merge with and into the Company (the “Merger”).

Pursuant to the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) to purchase all of the Company’s outstanding shares of common stock, par value $0.001 per share (the “Shares”), at a purchase price of $51.00 per Share, net to the seller in cash, without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 21, 2008 and in the related Letter of Transmittal.

The Offer expired at 12:00 midnight, New York City time, on Friday, May 16, 2008, at which time, based on the information provided by the depositary for the Offer, approximately 31.25 million Shares were tendered and not withdrawn prior to the expiration of the Offer (including approximately 6.2 million Shares tendered by notice of guaranteed delivery), which represents an aggregate of approximately 91.3% of all outstanding Shares. On May 19, 2008, KCI announced that Purchaser had purchased all validly tendered and not withdrawn Shares and will purchase as delivered over the next three business days the Shares subject to guaranteed delivery. On May 19, 2008, KCI announced that Purchaser commenced a subsequent offering period to acquire all remaining untendered Shares. The subsequent offering period is scheduled to expire at 6:00 p.m., New York City time, on Friday, May 23, 2008, unless further extended. During the subsequent offering period, holders of Shares who did not previously tender their Shares into the Offer may do so and will promptly receive the same $51.00 per Share cash consideration, without interest, paid during the initial offering period of the Offer. Shares tendered during the subsequent offering period may not be withdrawn.

Pursuant to the Merger Agreement, effective upon acceptance for payment by Purchaser of any Shares pursuant to the Offer, KCI is entitled to designate a proportionate number of directors, rounded up to the next whole number, on the Company’s Board of Directors (the “Board”). Following the acceptance of the Shares validly tendered and not withdrawn (including Shares tendered by notice of guaranteed delivery), KCI and Purchaser owned approximately 91.3% of the outstanding Shares.

In accordance with the Merger Agreement, KCI designated four directors to serve on the Company’s Board, giving KCI a majority of the Board. Three of the Company’s current Board members will remain on the Board.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement and effective upon acceptance for payment by Purchaser of any Shares pursuant to the Offer, KCI is entitled to designate a proportionate number of directors, rounded up to the next whole number, on the Company’s Board. Following the acceptance of the Shares validly tendered and not withdrawn (including Shares tendered by notice of guaranteed delivery), KCI and Purchaser own approximately 91.3% of the outstanding Shares. In accordance with the Merger Agreement, on May 19, 2008, Paul G. Thomas, David W. J. McGirr, Michael R. Minogue and Robert P. Roche, Jr. resigned as directors and the Company’s Board appointed Catherine Burzik, Martin Landon, Stephen Seidel and Rohit Kashyap as directors effective as of May 19, 2008.

Item 8.01. Other Events.

On May 19, 2008, KCI issued a press release announcing the expiration of the Offer and the results thereof. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release of Kinetic Concepts, Inc., dated May 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECELL CORPORATION

By:	/s/ Steven T. Sobieski
Steven T. Sobieski
Chief Financial Officer

Date: May 19, 2008